Exhibit 11.1

Consent of the Independent Auditor

We consent to the use in this Annual Report on Form 1-K of Fundrise National For-Sale Housing eFund, LLC of our report dated April 8, 2019, relating to the consolidated financial statements of Fundrise National For-Sale Housing eFund, LLC as of and for the year ended December 31, 2018 and as of December 31, 2017 and for the period from March 24, 2017 (inception) through December 31, 2017.

/s/ RSM US LLP

McLean, Virginia

April 8, 2019